Exhibit 99.1
[XL Capital Logo Omitted]

                                                         XL Capital Ltd
                                                         XL House
                                                         One Bermudiana Road
                                                         P. O. Box HM 2245
                                                         Hamilton HM JX
                                                         Bermuda

                                                         Phone:   (441) 292-8515
                                                         Fax:     (441) 292-5280
NEWS RELEASE


Contact:            Scott C. Hoy                                Roger R. Scotton
                    Investor Relations                          Media Contact
                    (441) 294-7201                              (441) 294-7165


             XL CAPITAL LTD REPORTS THIRD QUARTER 2004 NET INCOME OF
                   $22.5 MILLION, OR $0.16 PER ORDINARY SHARE


HAMILTON, BERMUDA, November 1, 2004 -- XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended September 30, 2004 of $22.5 million, or $0.16 per ordinary share, compared with $99.0 million, or $0.71 per ordinary share, for the quarter ended September 30, 2003. Results for the 2004 third quarter include the impact of a net $420.1 million after-tax charge related to hurricane activity during the quarter.

'Net loss excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax', for the quarter was $15.4 million, or a loss of $0.11 per ordinary share, compared with net income of $124.1 million, or $0.90 per ordinary share, for the year ago quarter. See below for a reconciliation of 'net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' to net income available to ordinary shareholders.

For the nine months ended September 30, 2004, net income available to ordinary shareholders increased 22% over the year ago period to a record $838.2 million, or $6.05 per ordinary share. 'Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' for the nine month period was $622.3 million, or $4.49 per ordinary share, a decrease of 3% compared with the year ago period. Annualized return on ordinary shareholders' equity on the same basis was 12.5%, compared with 13.3% for the nine months to September 30, 2003.

"In a quarter that witnessed unprecedented natural catastrophe activity, XL delivered solid underlying results," commented Brian O'Hara, President and Chief Executive Officer of XL. "The combined ratio from our general operations, excluding hurricane-related losses, was 86.7% reflecting the strength of our underwriting discipline and the continued generally healthy market conditions. The combination of our global presence, diversified product expertise and ratings strength allows us to continue to see attractive market opportunities, although we have selectively reduced writings in certain lines where price competition has become aggressive."

"Cash flow from operations, net invested assets and net investment income all recorded solid increases over year ago levels. Our affiliate investments also delivered particularly strong results in the quarter, benefiting from the IPO's of Admiral Group and Primus Guaranty and the sale of our 30% stake in Pareto Partners. These events, combined, contributed income of $100.9 million after-tax in the quarter."

Third Quarter 2004 Highlights (versus third quarter of 2003, unless noted):

     o Net premiums written from general operations decreased 9% to $1.4 billion

     o Combined ratio from general operations was 110.6%. Excluding hurricane-related losses, the combined ratio was 86.7%

     o    Net investment income increased 33% to $253.1 million

     o Cash flow from operations was $1.1 billion, or $1.4 billion including structured and spread transactions

     o    Total net invested assets were $30.3 billion, up 19% from December 31,
          2003

     o    Total assets of $46.8 billion, increased 15% from December 31, 2003

     o Book value per ordinary share of $49.45, increased 6% from $46.74 at December 31, 2003

SEGMENT HIGHLIGHTS:

Insurance Operations

Underwriting loss for the quarter was $83.7 million, compared with underwriting profit of $119.6 million in the prior year quarter. Net premium written increased 3% compared with the 2003 third quarter to $897.9 million, as the impacts of price decreases, the non-renewal of certain portfolios and ceded reinstatement premiums related to hurricane losses in the quarter, were offset by new business and favorable foreign exchange movement. The loss ratio increased 21.8 points, compared with the 2003 third quarter, to 83.2%, with hurricane-related net losses of $188.0 million contributing 18.3 points and prior period net reserve strengthening, relating primarily to European excess professional lines, contributing $89.0 million or 8.3 points. The underwriting expense ratio of 27.3% was essentially flat compared with the same period last year.

Reinsurance Operations

General Operations - Underwriting loss for the quarter was $78.3 million compared with a loss of $74.5 million in the 2003 third quarter. The prior year quarter included a $184 million pre-tax charge for adverse development primarily related to North American casualty reinsurance business written in the 1997-2001 period. Net premium written decreased 24% to $511.4 million compared with the 2003 third quarter, driven primarily by the timing of renewals of several large policies and the non-renewal of certain programs in Latin America. The loss ratio of 83.7% in the quarter included $258.7 million, or 31.6 points of hurricane-related losses. Excluding the impact of these hurricanes, the loss ratio was 52.1%, the lowest level recorded in this segment in XL's history. The underwriting expense ratio decreased slightly compared with the year ago period to 27.0% from 27.9%.

Life and Annuity Operations - Income from Life and Annuity operations for the quarter more than doubled compared with the 2003 third quarter to $14.1 million. Net premiums written increased 20% to $72.7 million, due primarily to further premium generated by several term assurance treaties entered into in the fourth quarter of 2003. Net investment income increased 61% to $57.2 million driven by a 56% increase in net invested assets to $4.1 billion related to several large annuity contracts written since the third quarter of last year.

Financial Products and Services Operations

Financial Operations - Contribution in the quarter was a loss of $6.7 million, a decrease of $19.9 million compared with the 2003 third quarter. Net premiums written decreased 41% compared with the 2003 third quarter driven primarily by a lower level of large, upfront premium transactions written compared with the prior year quarter and generally more competitive market conditions. During the quarter, the Company recorded a loss on an insured project financing structure which added $41.7 million to net losses and $23.3 million to net premiums earned.

Life and Annuity Operations - Income in the quarter decreased $8.0 million compared with the prior year quarter to a loss of $4.8 million, as higher claims and policy benefits costs more than offset higher net investment income less related interest expense. The total average balance of funding agreements and municipal reinvestment contracts increased $1.7 billion compared with the 2003 third quarter to $3.1 billion.

Corporate Items

Net investment income for the quarter increased 33% over the 2003 third quarter to $253.1 million driven primarily by 28% year-over-year growth in invested assets. Net income from investment affiliates increased $21.0 million over the prior year quarter to $47.3 million, with continuing good performance in the financial results of investment managers where the Company holds minority interests, combined with a $35.4 million gain related to the sale of the Company's 30% stake in Pareto Partners, offsetting generally weaker performance from our affiliate funds investments.

Net realized gains on investments were $57.0 million in the quarter compared with losses of $8.7 million in the third quarter of 2003. Net unrealized gains on investments, net of tax, were $488.6 million at September 30, 2004 compared with $158.6 million at June 30, 2004.

Total operating expenses in the quarter were $271.9 million, up 27% from the prior year quarter. This increase was driven primarily by costs associated with new business initiatives, the continuing build-out of the Company's operations globally, work related to complying with Sarbanes-Oxley requirements, and the impact of foreign exchange movement.

                                      # # #

The Company will host a conference call to discuss its third quarter 2004 results on Tuesday, November 2 at 10:00 Eastern Time. A live webcast of this call will be available at www.xlcapital.com and will be archived on XL's website from approximately 1:00 p.m. Eastern Time on November 2, 2004 through midnight Eastern Time on December 2, 2004. A telephone replay of the conference call will be available beginning at 1:00 p.m. Eastern Time on November 2, 2004 until 8:00 p.m. Eastern Time on November 9, 2004 by dialing (201) 612-7415 (account number:
7716 and conference I.D. number: 118726). An unaudited financial supplement relating to the Company's 2004 third quarter results is available on its website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.

This presentation contains forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the size of XL's claims relating to the hurricane losses described above may change due to the preliminary nature of some of the reports and estimates of loss and damage to date; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data;
(c) developments in the world's financial and capital markets which adversely affect the performance of XL's investments or access to such markets; (d) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (e) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                           (U.S. dollars in thousands)

                                                                    Three Months Ended                Nine Months Ended
Income Statement Data:                                                    Sept 30                          Sept 30
                                                                        (Unaudited)                      (Unaudited)
                                                                   2004             2003            2004              2003
                                                                   ----             ----            ----              ----
Revenues:
Gross premiums written - general operations                      $2,014,643      $2,108,611       $7,566,171       $6,954,698
                       - life and annuity operations                 97,884          88,988        1,206,804          276,201
                       - financial operations                        59,605          91,642          191,282          242,674

Net premiums written - general operations                         1,409,287       1,543,903        5,932,776        5,295,391
                     - life and annuity operations                   97,160          84,296        1,206,213          245,312
                     - financial operations                          52,748          89,585          176,932          238,047

Net premiums earned - general operations                          1,867,284       1,663,713        5,272,434        4,565,120
                    - life and annuity operations                    97,378          86,428        1,208,358          249,681
                    - financial operations                           56,471          35,307          123,083           98,087
Net investment income                                               253,076         190,763          716,599          573,218
Net realized gains (losses) on investments                           57,015         (8,693)          181,115           80,331
Net realized and unrealized (losses) gains on
   derivative instruments                                          (19,587)        (28,346)           34,150         (26,110)
Net income from investment affiliates                                47,283          26,240          144,392           87,344
Fee and other income                                                 10,811           3,920           25,870           25,989
                                                                -----------     -----------       ----------       ----------
                                                                 $2,369,731      $1,969,332       $7,706,001       $5,653,660
                                                                -----------     -----------       ----------       ----------
     Expenses:
Net losses and loss expenses incurred                            $1,609,126      $1,173,558       $3,672,980       $2,996,387
Claims and policy benefit reserves                                  127,947          99,954        1,268,519          302,737
Acquisition costs                                                   341,010         323,913          965,688          862,775
Operating expenses                                                  271,852         213,311          764,868          597,738
Exchange (gains) losses                                            (27,837)         (4,076)         (22,648)         (30,130)
Interest expense                                                     71,712          49,671          166,730          142,093
Amortization of intangible assets                                     3,256             375            9,770            1,125
                                                                -----------     -----------       ----------       ----------
                                                                 $2,397,066      $1,856,706       $6,825,907       $4,872,725
                                                                -----------     -----------       ----------       ----------

Net (loss) income before minority interest,
income expense and net (income) loss from insurance
and financial affiliates                                          ($27,335)        $112,626         $880,094         $780,935

Minority interest                                                     1,097             763            8,041            5,791
Income tax                                                           10,342          14,890           76,875           45,929
Net (income) loss from insurance and financial
  affiliates                                                       (71,326)        (12,078)         (73,307)           12,487
                                                                -----------     -----------       ----------       ----------
Net income from operations                                          $32,552        $109,051         $868,485         $716,728
Preference dividend                                                (10,081)        (10,080)         (30,241)         (30,241)
                                                                -----------     -----------       ----------       ----------
Net income available to ordinary shareholders                       $22,471         $98,971         $838,244         $686,487
                                                                -----------     -----------       ----------       ----------

                                 XL CAPITAL LTD
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                 (Shares in thousands, except per share amounts)

                                                                           3 Months Ended                 9 Months Ended
Income Statement Data (continued):                                             Sept 30                       Sept 30
                                                                             (Unaudited)                   (Unaudited)
                                                                         2004           2003           2004           2003
                                                                         ----           ----           ----           ----

      Weighted average number of ordinary shares and
      ordinary share equivalents :                       Basic          138,043        136,826        137,800       136,744
                                                         Diluted        138,932        138,423        138,511       138,170

      Per Share Data :
      Net income available to ordinary shareholders                       $0.16          $0.71          $6.05         $4.97
                                                                       --------       --------        --------      --------

      Ratios - General Insurance and reinsurance operations
      Loss ratio                                                           83.4%          70.3%          68.5%         65.1%
      Expense ratio                                                        27.2%          27.7%          27.6%         27.3%
                                                                       --------       --------        --------      --------

      Combined ratio                                                      110.6%          98.0%          96.1%         92.4%
                                                                       --------       --------        --------      --------

                                                                    XL CAPITAL LTD
                                                          SUMMARY CONSOLIDATED FINANCIAL DATA
                                                       (In thousands, except per share amounts)

Balance Sheet Data:                                 As at September 30,           As at December 31,
                                                           2004                          2003
                                                        (Unaudited)                  (Unaudited)
                                                   -----------------------     -----------------------

Total investments available for sale                    $25,707,023                  $20,775,256

Net payable for investments purchased                       244,051                       96,571

Cash and cash equivalents                                 2,267,198                    2,403,121

Investments in affiliates                                 1,987,544                    1,903,341

Total assets                                             46,822,950                   40,764,215

Unpaid losses and loss expenses                          18,252,435                   16,558,788

Deposit liabilities and policy benefit reserves           9,208,047                    7,284,179

Notes payable and debt                                    2,730,990                    1,905,483

Total shareholders' equity                                7,371,719                    6,936,915

Book value per ordinary share                                $49.45                       $46.74

                                 XL CAPITAL LTD
                                 RECONCILIATION

The following is a reconciliation of the Company's (i) net income to 'net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity for the three and nine months ended September 30, 2004 and 2003 (in millions, except per share amounts):

                                                                         Three Months Ended                   Nine Months Ended
                                                                              Sept 30                             Sept 30
                                                                            (Unaudited)                         (Unaudited)
                                                                        2004              2003               2004           2003
                                                                        ----              ----               ----           ----

Net income available to ordinary shareholders                        $   22.5          $   99.0           $  838.2       $  686.5

Net realized (gains) losses on investments, net of tax                  (56.5)              7.3             (177.8)         (74.8)

Net realized and unrealized gains on investment
derivatives, net of tax                                                  16.6              16.0               (1.0)           7.5

Net realized and unrealized (gains) losses on
credit derivatives, net of tax                                            2.0               1.8              (37.1)          23.7
                                                                      ----------        ---------         ----------      ---------

Net income excluding net realized gains and losses on
investments and net realized and unrealized gains and losses
on credit and investment derivative instruments, net of tax          $  (15.4)         $  124.1           $  622.3       $  642.9
                                                                      ==========        =========         ==========      =========

Per ordinary share results:

Net income available to ordinary shareholders                        $   0.16          $   0.71           $   6.05       $   4.97

Net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses
on credit and investment derivative instruments, net of tax          $  (0.11)         $   0.90           $   4.49       $   4.65

Weighted average ordinary shares outstanding:
Basic                                                                   138.0             136.8              137.8          136.7
Diluted                                                                 138.9             138.4              138.5          138.2

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity                              $  6,706.6        $  6,965.8         $  6,636.8     $  6,467.9

Net income excluding net realized gains and losses on
investments and net unrealized gains and losses on credit
and investment derivative instruments, net of tax                   $   (15.4)         $   124.1          $   622.3      $   642.9

Annualized net income excluding net realized gains
and losses on investments and net realized and unrealized
gains and losses on credit and investment derivative
instruments, net of tax                                            $   (61.6)         $   496.4          $   829.7      $   857.2

Annualized Return on Ordinary Shareholders' Equity - Net
income excluding net realized gains and losses on
investments and net unrealized gains and losses on credit
and investment derivative instruments, net of tax                          NM               7.1%              12.5%          13.3%
                                                                      ----------        ---------         ----------      ---------

Comment on Regulation G

This press release contains the presentation of (i) 'net (loss) income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax' and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity. These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax'. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guarantee operations. Unlike these credit derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income
(loss) makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder's equity ("ROE"), excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax (the "Exclusions"), is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. The Company establishes target ROE's for its total operations, segments and lines of business. If the Company's ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company's compensation of its senior officers is significantly dependant on the achievement of the Company's performance goals to enhance shareholder value which include ROE.